Exhibit 99.1

Company Contacts:
[TOUSA LOGO]	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA, Inc. Elects Susan B. Parks to Its Board of Directors

Hollywood, Fla., September 17, 2004 — Technical Olympic USA, Inc. (NASDAQ: TOUS) announced today that its Board of Directors elected Susan B. Parks as a Director. Ms. Parks is the founder and CEO of WalkStyles, Inc., a consumer products company focused on active lifestyles.

Prior to founding WalkStyles, Ms. Parks was the Executive Vice President of Operations for Kinko’s, the world’s leading provider of document solutions and business services. While at Kinko’s, Ms. Parks was responsible for all 1,100 domestic locations, overseeing marketing, real estate and numerous other operational functions. Prior to Kinko’s, Ms. Parks was Senior Vice President of US Markets for Gateway, the third largest PC company in the U.S. and among the top ten worldwide. Additionally, Ms. Parks has held leadership roles at U.S. West, Mead Corporation and Avery-Dennison.

“We are very excited that Ms. Parks is joining our Board of Directors,” said Antonio B. Mon, Executive Vice Chairman of the Board, President and CEO of Technical Olympic USA. “Her extensive consumer products knowledge and operational experience will complement the skills and expertise of our talented Board.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.